UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                    FORM 8-A/A
                                  AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           -------------------------

                              UNIPHASE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                                    (94-2579683)
(STATE OF INCORPORATION OR ORGANIZATION)   (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                 163 Baypointe Parkway
                           San Jose, California           95134
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |X|

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:
                                    None


Securities to be registered pursuant to Section 12(g) of the Act:

                              Title of each class
                              to be so registered
                             ----------------------
                        Preferred Stock Purchase Rights

Item 1. Description of Registrant's Securities to Be Registered.

     On January 16, 1999, Uniphase Corporation (the "Company") amended and restated its Rights Agreement, dated as of June 22, 1998 (the "Rights Agreement"), to eliminate those provisions that require that certain actions may only be taken by "Independent Directors." This Amended and Restated Rights Agreement was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the Company's Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "independent directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the independent directors. While the Company's Rights Agreement differs from the plan considered in the Toll Brothers case, particularly as regards to the "Independent Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Agreement. The Amended and Restated Rights Agreement is attached hereto as an exhibit and is incorporated by reference herein.

Item 2. Exhibits.

Exhibit
Number  Description of Exhibit

1.      Amended and Restated Rights Agreement.

                               SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                              Uniphase Corporation

                                              Date:  January 16, 1998

By:  /s/ Michael C. Phillips
     --------------------------
        Michael C. Phillips
        Senior Vice President









































                                     EXHIBITS



Exhibit
Number  Description of Exhibit

1.      Amended and Restated Rights Agreement.